UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 23, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 23, 2007, Beazer Homes USA, Inc. issued a press release which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that it has extended until 5:00 p.m. New York City time, on October 26, 2007 (the “Consent Date”) the previously announced solicitation of consents from the Holders of its $1.525 billion of outstanding Senior Notes and Senior Convertible Notes (the “Notes”) to approve proposed amendments and a proposed waiver pursuant to the indentures under which the Notes were issued (the “Indentures”).

Beazer has changed the Proposed Amendments to the Indentures by withdrawing the previously proposed amendments and proposing the following:

1.
an amendment to the definition of Permitted Liens that would restrict the ability of the Company to secure additional debt in excess of $700,000,000 until the Company has four consecutive fiscal quarters with a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0, after which time the limit will revert to the existing level of 40% of Consolidated Tangible Assets; and

2.	an amendment to the definition of Permitted Investments that would enable the Company to invest up to $50,000,000 in joint ventures or unrestricted subsidiaries.

No other amendments to the Indentures will be made.

Beazer is also seeking the previously announced Proposed Waiver of any and all defaults under the Indentures that may have occurred or may occur on or prior to May 15, 2008 due to Beazer’s failure to file or deliver reports or other information it would be required to file with the Securities and Exchange Commission.

The Company has also increased the consent fee.  Subject to the terms of the Consent Solicitation, for each $1,000 principal amount of Notes, the Consent Fee is the product of $12.50 multiplied by a fraction, the numerator of which is the aggregate principal amount of the relevant series of Notes outstanding on the Consent Date, and the denominator of which is the aggregate principal amount of the relevant series of Notes as to which the Company has received and accepted consents prior to the Consent Date, subject to a cap equal to the maximum Consent Fee that would not cause a “significant modification” of the Notes for U.S. federal income tax purposes, as determined in the good faith discretion of Beazer.  Holders as of the record date, October 5, 2007, are eligible to receive the consent fee for Notes they held as of that date.

These amended terms of the consent solicitation are more fully described in the Supplement to the Consent Solicitation Statement dated October 23, 2007.  Except as described above, all terms and conditions of the consent solicitation remain unchanged and in full force and effect.  Holders of the Notes who have already properly delivered their consents with respect to any series of Notes do not need to deliver new consents.  Consents (whether previously or hereafter delivered) may only be revoked in the manner described in the Consent Solicitation Statement.

Beazer has retained MacKenzie Partners, Inc. to serve as Information Agent and Tabulation Agent for the consent solicitation.  Requests for documents should be directed to MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500.  Beazer has also retained Citi, Wachovia Securities and RBS Greenwich Capital as solicitation agents for the consent solicitation.  Questions concerning the terms of the consent solicitation should be directed to Citi at (800) 558-3745 or (212) 723-6106; to Wachovia Securities at (866) 309-6316 or (704) 715-8341; or to RBS Greenwich Capital at (877) 297-9832 or (203) 618-6145.

The announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to Beazer’s Consent Solicitation Statement dated October 15, 2007, as supplemental by the Supplement to the Consent Solicitation dated October 23, 2007 and the accompanying Amended Letter of Consent.  Notwithstanding Beazer’s intention to seek waivers, no assurance can be given that an event of default under the Indentures will not occur in the future.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued October 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: October 24, 2007	By:	/s/Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer